SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 8, 2005

EAGLE HOSPITALITY PROPERTIES TRUST, INC.

(Exact name of registrant specified in its charter)

Maryland	001-32279	55-0862656
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 E. RiverCenter Blvd., Suite 480

Covington, KY 41011

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (859) 581-5900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 8, 2005, Eagle Hospitality Properties Trust, Inc. (the “Company”) and EHP Operating Partnership, L.P., for which the Company is the general partner, entered into an underwriting agreement with A.G. Edwards & Sons, Inc. and Wachovia Capital Markets, LLC, as representatives of the several underwriters (the “Underwriting Agreement”). Pursuant to the terms and conditions of the Underwriting Agreement, the Company agreed to sell 4,000,000 8.25% Series A Cumulative Redeemable Preferred Shares, par value $0.01 per share (the “Series A Preferred Shares”), at a per share purchase price of $24.2125.

The offering closed on June 13, 2005.

Item 3.03.	Material Modifications to Rights of Security Holders.

On June 13, 2005, the Company issued 4,000,000 Series A Preferred Shares. As set forth in the Articles Supplementary establishing the rights and preferences of the Series A Preferred Shares filed with the Maryland State Department of Assessments and Taxation on June 10, 2005, the Series A Preferred Shares rank senior to the Company’s common stock, par value $0.01 per share. Holders of the Series A Preferred Shares, if authorized by the Board of Directors and declared by the Company, are entitled to a cumulative quarterly dividend, at the annualized rate of $2.0625 per share, that will be paid before any dividend on the common stock is paid. In addition to other preferential rights, the holders of the Series A Preferred Shares are entitled to receive the liquidation value, which is $25.00 per share, before the holders of the common stock in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company’s affairs.

Item 5.03.	Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth under Item 3.03 of this report regarding the Series A Preferred Shares is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a) Exhibits

3	Articles Supplementary filed on June 10, 2005 with the Maryland State Department of Assessments and Taxation.

4	Global certificate evidencing the 8.25% Series A Cumulative Redeemable Preferred Shares.

10	Underwriting Agreement dated as of June 8, 2005 among A.G. Edwards & Sons, Inc., Wachovia Capital Markets, LLC, as the representatives of the several underwriters, the Company and EHP Operating Partnership, L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EAGLE HOSPITALITY PROPERTIES TRUST, INC.

By:	/s/ Raymond D. Martz
Raymond D. Martz Chief Financial Officer, Secretary and Treasurer

Dated: June 14, 2005

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